CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             NEW WALLACE CORPORATION

                    -----------------------------------------
                    Adopted in accordance with the provisions
                    of Section 242 of the General Corporation
                          Law of the State of Delaware
                    -----------------------------------------

          We, Leonard Florence, President and Melvin L. Levine, Assistant Secretary of New Wallace Corporation (the "Corporation"), a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

          FIRST: That the Certificate of Incorporation of said corporation has been amended as follows:

          By striking out the whole of Article 1 thereof as it now exists and inserting in lieu and instead thereof a new Article 1, reading as follows:

          1. Name. The name of the corporation is WALLACE INTERNATIONAL SILVERSMITHS, INC. (hereinafter called the "Corporation").

          SECOND: That such amendment was proposed by the Board of Directors of the Corporation and was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the written consent by the sole stockholder of the Corporation in accordance with the
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provisions of Section 228 of the General Corporation Law of the State of
Delaware.

          IN WITNESS WHEREOF, we have signed this certificate this 27th day of January, 1987.


                                             /s/ Leonard Florence
                                             -----------------------------------
                                             President


                                     ATTEST: /s/ Melvin L. Levine
                                             -----------------------------------
                                             Asst. Secretary